Exhibit 99.1

RPM Reports Fiscal 2017 Third-Quarter Results

•	Sales increase 3% to third-quarter record level

•	Diluted EPS of $0.09 compares to $0.14 a year ago

•	Impairment and restructuring charges reduced diluted EPS by $0.05 per share

•	Full-year EPS guidance maintained at $1.54 to $1.64 per diluted share; as-adjusted guidance revised to $2.57 to $2.67, from $2.62 to $2.72 due to impairment and restructuring charges

•	Third-quarter acquisitions add approximately $170 million in annualized revenue

MEDINA, OH – April 6, 2017 – RPM International Inc. (NYSE: RPM) today reported record sales for its fiscal 2017 third quarter ended February 28, 2017. Third-quarter net income declined versus the prior-year period primarily due to a pre-tax charge of $4.9 million for an intangible impairment on the Restore product line and a pre-tax charge of $4.2 million for the closing of a European manufacturing facility.

Third-Quarter Results

Net sales grew 3.4% to $1.0 billion in the fiscal 2017 third quarter from $988.6 million in the fiscal 2016 third quarter. Net income of $11.9 million in the fiscal 2017 third quarter decreased 35.8% from $18.6 million reported a year ago. Third-quarter earnings per share were $0.09, down 35.7% from the $0.14 reported last year. Income before income taxes (IBT) was $17.0 million, down 22.4% from year-ago IBT of $21.9 million. Consolidated earnings before interest and taxes (EBIT) were $37.1 million, down 11.9% from year-ago EBIT of $42.1 million. The impairment and restructuring charges reduced both IBT and EBIT by $9.1 million in the quarter.

During the current quarter, certain negative trends in the Restore product line led to a loss of market share, resulting in a downward revision to its long-term forecast. This was determined to represent an impairment triggering event and, after additional testing, resulted in a pre-tax impairment charge of $4.9 million. Also during the quarter, as previously discussed, an unprofitable operation in Europe was closed that resulted in a pre-tax charge of $4.2 million.

“We were pleased with our consolidated sales growth during the third quarter, which is typically slow due to cold winter weather that limits outdoor repair, maintenance and construction activities. Our earnings were negatively impacted by approximately $0.05 per share due to the Restore intangible impairment charge and the charge for the closure of a European manufacturing facility, which is consistent with our strategy to close underperforming operations. On the acquisition front, we completed five transactions during the quarter, which will add approximately $170 million in annualized sales,” stated Frank C. Sullivan, RPM chairman and chief executive officer. “Costs associated with completing these acquisitions, as well as the associated impact on cost of sales resulting from the step-up in inventory, further reduced EPS by approximately $0.03 per share.”

RPM Reports Fiscal 2017 Third-Quarter Results

April 6, 2017

Third-Quarter Segment Sales and Earnings

Industrial segment sales increased 5.8% to $521.4 million from $492.7 million in the fiscal 2016 third quarter. Organic sales improved 2.5%, while acquisitions added 4.1%. Foreign currency translation negatively impacted sales by 0.8%. IBT was $11.7 million, compared to year-ago IBT of $0.5 million. Industrial segment EBIT for the quarter of $14.6 million was up sharply from last year’s EBIT of $2.0 million.

“Our businesses serving the U.S. commercial construction market again experienced solid organic growth. Most businesses in Europe were up in the low- to mid-single-digit range in local currencies and current-year acquisitions contributed nicely to the segment’s overall sales growth. We were very pleased with the strong EBIT leverage achieved on solid top-line sales,” stated Sullivan.

Third-quarter sales in the company’s specialty segment increased 1.8% to $159.7 million from $156.9 million a year ago. Organic sales decreased 0.6% and acquisitions added 3.8%. Foreign currency translation negatively impacted sales by 1.4%. IBT was $15.0 million, down 31.0% from year-ago IBT of $21.7 million. Specialty segment EBIT declined 30.8% to $14.9 million from $21.5 million in the fiscal 2016 third quarter.

“Sales were soft for nearly all of our specialty segment businesses, which cut across a broad range of industries, and earnings were negatively impacted by the European facility closure amounting to $4.2 million. In this traditionally slow quarter, the segment didn’t generate enough top-line momentum to create positive leverage through its fixed operating cost structure,” stated Sullivan.

Sales in RPM’s consumer segment increased 0.7% to $341.4 million from $339.0 million in the fiscal 2016 third quarter. Organic sales declined 3.6%, while acquisitions added 5.1%. Foreign currency translation negatively impacted sales by 0.8%. IBT was $29.8 million, down 23.2% from year-ago IBT of $38.8 million. Consumer segment EBIT declined 22.9% to $29.9 million from $38.8 million a year ago.

“Excluding our Kirker nail enamel business, the consumer segment produced modest sales growth, primarily driven by acquisitions. The decline in organic sales was driven by the timing of orders from our retail customers during the quarter. Impacting segment earnings for the quarter was the Restore impairment charge, along with acquisition-related expenses and the impact on cost of sales relating to the step-up in inventory. Looking ahead, we are encouraged by housing market activity, retail customer results and the acceptance of recently introduced new products,” stated Sullivan.

Cash Flow and Financial Position

For the first nine months of fiscal 2017, cash from operations was $173.5 million, compared to $223.8 million in the first nine months of fiscal 2016. Capital expenditures during the current nine-month period of $80.1 million compare to $54.8 million over the same time in fiscal 2016. Cash invested in acquisitions totaled $247 million. Total debt at the end of the first nine months of fiscal 2017 was $1.98 billion, compared to $1.74 billion a year ago and $1.64 billion at the end of fiscal 2016. RPM’s net (of cash) debt-to-total capitalization ratio was 58.0%, compared to 55.1% at February 29, 2016 and 50.0% at May 31, 2016.

RPM Reports Fiscal 2017 Third-Quarter Results

April 6, 2017

“At February 28, 2017, RPM’s total liquidity, including cash and long-term committed available credit, was $620.0 million. Building upon this year’s strong pace of acquisitions, we continue our search for entrepreneurial acquisition candidates and to invest in our internal growth initiatives. In March 2017, we issued $450 million in bonds to pay down existing balances and free up available borrowings on our revolving credit facility,” stated Sullivan.

Nine-Month Results

Nine-month net sales grew 2.3% to $3.47 billion from $3.39 billion a year ago. Net income of $53.8 million declined 73.4% from net income of $201.8 million in the year-ago period. Diluted earnings per share declined 72.7% to $0.41 from $1.50 in the first nine months of fiscal 2016. IBT was $58.6 million, down 79.4% from year-ago IBT of $284.4 million. Consolidated EBIT was $118.2 million, down 65.7% from year-ago EBIT of $344.4 million.

The fiscal 2017 nine month results included a $188.3 million Kirker impairment charge and a $12.3 million charge related to the decision to exit Flowcrete Middle East, while the fiscal 2016 nine-month results included a $14.5 million reversal of Kirker’s final earnout accrual into income. Excluding these items, earnings per diluted share increased from $1.43 per share to $1.44 per share, while consolidated EBIT was $318.8 million, down 3.4% from year-ago EBIT of $329.9 million.

Nine-Month Segment Sales and Earnings

Sales for RPM’s industrial segment increased 2.1%, to $1.83 billion from $1.79 billion in the fiscal 2016 first nine months. Organic sales increased 1.9%, while acquisitions added 2.3%. Foreign currency translation negatively impacted sales by 2.1%. IBT was $151.3 million, up 1.5% from year-ago IBT of $149.0 million. Industrial segment EBIT of $158.0 million was up 2.9% from EBIT of $153.5 million in the first nine months of fiscal 2016. Excluding the current-year Flowcrete Middle East charge, EBIT was $170.2 million, up 10.9% from year-ago EBIT of $153.5 million.

Specialty segment sales increased 3.8% to $519.6 million from $500.4 million in the first nine months a year ago. Organic sales increased 2.5% and acquisitions added 3.0%. Foreign currency translation negatively impacted sales by 1.7%. IBT was $76.7 million, up 0.2% from year-ago IBT of $76.5 million. Specialty segment EBIT improved 0.5% to $76.3 million from $75.8 million in the same period a year ago.

In the consumer segment, nine-month sales were up 2.0% to $1.12 billion from $1.09 billion in the first nine months of fiscal 2016. Organic sales improved 1.4%, while acquisitions added 2.1%. Foreign currency negatively impacted sales by 1.5%. Loss before income taxes was $40.7 million, compared to year-ago IBT of $170.3 million. Consumer segment EBIT was a negative $40.6 million compared to EBIT of $170.2 million in the first nine months a year ago. Excluding the current-year Kirker impairment charge and the prior year’s Kirker earnout reversal, EBIT was $147.7 million, down 5.1% from year-ago EBIT of $155.7 million.

RPM Reports Fiscal 2017 Third-Quarter Results

April 6, 2017

Business Outlook

“As we look ahead, we expect that recent expense-reduction initiatives, along with the $220 million in revenue added via nine acquisitions this fiscal year, have RPM well positioned for solid performance in the fourth quarter and into fiscal 2018,” Sullivan stated.

“In our industrial segment, we expect mid-single-digit sales growth during the fourth quarter. This is predicated on continued strength in our businesses serving U.S. commercial construction markets and steady progress in Europe. Also, contributing to growth will be approximately $80 million in annualized sales from six industrial acquisitions completed this fiscal year,” stated Sullivan.

“The specialty segment is expected to grow in the low- to mid-single-digit range during the fourth quarter, driven by a balance between organic and acquisition growth,” Sullivan stated.

“Our consumer segment’s fourth-quarter sales should increase in the mid-single-digit range. Third-quarter acquisitions in the segment will help balance out underperformance at our Kirker business, which remains challenged,” Sullivan stated.

“As-reported EPS guidance for the full fiscal year of $1.54 to $1.64 remains unchanged. In January, we provided full-year as-adjusted EPS guidance of $2.62 to $2.72. As-adjusted EPS guidance is being reduced by $0.05 per share to $2.57 to $2.67 for the combined third quarter charges for the Restore intangible impairment and the European facility closure,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT today until 11:59 p.m. EDT on April 13, 2017. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 43815401. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP,

RPM Reports Fiscal 2017 Third-Quarter Results

April 6, 2017

Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, a non-GAAP financial measure. EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the last page of this earnings release for a reconciliation of EBIT to income before income taxes.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2016, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016

Net Sales	$1,022,496	$988,555	$3,465,329	$3,387,065
Cost of sales	593,923	575,593	1,963,033	1,947,211

Gross profit	428,573	412,962	1,502,296	1,439,854
Selling, general & administrative expenses	386,032	370,913	1,189,611	1,096,361
Goodwill and other intangible asset impairments	4,900		193,198
Interest expense	23,769	23,140	69,452	68,078
Investment (income), net	(3,627)	(2,909)	(9,881)	(8,077)
Other expense (income), net	502	(88)	1,301	(876)

Income before income taxes	16,997	21,906	58,615	284,368
Provision for income taxes	4,313	2,613	2,793	80,564

Net income	12,684	19,293	55,822	203,804
Less: Net income attributable to noncontrolling interests	756	711	2,051	1,974

Net income attributable to RPM International Inc. Stockholders	$11,928	$18,582	$53,771	$201,830

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.09	$0.14	$0.41	$1.53

Diluted	$0.09	$0.14	$0.41	$1.50

Average shares of common stock outstanding - basic	130,677	129,068	130,657	129,506

Average shares of common stock outstanding - diluted	130,677	129,068	130,657	136,848

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Net Sales:
Industrial Segment	$521,403	$492,662	$1,830,672	$1,793,075
Specialty Segment	159,659	156,909	519,562	500,395
Consumer Segment	341,434	338,984	1,115,095	1,093,595

Total	$1,022,496	$988,555	$3,465,329	$3,387,065

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (b)	$11,705	$486	$151,262	$148,962
Interest (Expense), Net (c)	(2,929)	(1,468)	(6,672)	(4,549)

EBIT (d)	14,634	1,954	157,934	153,511
Charge to exit Flowcrete Middle East (e)			12,275

Adjusted EBIT	$14,634	$1,954	$170,209	$153,511

Specialty Segment
Income Before Income Taxes (b)	$15,000	$21,729	$76,664	$76,496
Interest Income, Net (c)	116	208	406	650

EBIT (d)	$14,884	$21,521	$76,258	$75,846

Consumer Segment
(Loss) Income Before Income Taxes (b)	$29,802	$38,785	$(40,685)	$170,337
Interest (Expense) Income, Net (c)	(92)	16	(114)	116

EBIT (d)	29,894	38,769	(40,571)	170,221
Goodwill and intangible impairments (f)			188,298
Reversal of Kirker earnout (g)				(14,500)

Adjusted EBIT	$29,894	$38,769	$147,727	$155,721

Corporate/Other
(Expense) Before Income Taxes (b)	$(39,510)	$(39,094)	$(128,626)	$(111,427)
Interest (Expense), Net (c)	(17,237)	(18,987)	(53,191)	(56,218)

EBIT (d)	$(22,273)	$(20,107)	$(75,435)	$(55,209)

Consolidated
(Loss) Income Before Income Taxes (b)	$16,997	$21,906	$58,615	$284,368
Interest (Expense), Net (c)	(20,142)	(20,231)	(59,571)	(60,001)

EBIT (d)	37,139	42,137	118,186	344,369
Charge to exit Flowcrete Middle East (e)			12,275
Goodwill and intangible impairments (f)			188,298
Reversal of Kirker earnout (g)				(14,500)

Adjusted EBIT	$37,139	$42,137	$318,759	$329,869

(a)	Prior period information has been recast to reflect the current period change in reportable segments.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.
(e)	Charges related to Flowcrete decision to exit the Middle East.
(f)	Reflects the impact of goodwill and other intangible asset impairment charges of $188.3 million related to our Kirker reporting unit.
(g)	Reflects the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2017	2016	2017	2016

Reconciliation of Reported Earnings (Loss) per Diluted Share to Adjusted Earnings per Diluted Share:
Reported (Loss) Earnings per Diluted Share	$0.09	$0.14	$0.41	$1.50
Charge to exit Flowcrete Middle East (e)			0.09
Goodwill and intangible impairments (f)			0.94
Reversal of Kirker earnout (g)				(0.07)

Adjusted Earnings per Diluted Share	$0.09	$0.14	$1.44	$1.43

(e)	Charges related to Flowcrete decision to exit the Middle East.
(f)	Reflects the impact of goodwill and other intangible asset impairment charge of $188.3 million related to our Kirker reporting unit.
(g)	Reflects the reversal of contingent obligations for earnout targets that were not met at our Kirker reporting unit.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 28, 2017	February 29, 2016	May 31, 2016

Assets
Current Assets
Cash and cash equivalents	$210,796	$220,712	$265,152
Trade accounts receivable	829,632	769,003	987,692
Allowance for doubtful accounts	(41,357)	(22,450)	(24,600)

Net trade accounts receivable	788,275	746,553	963,092
Inventories	856,461	739,716	685,818
Deferred income taxes	—	29,042	—
Prepaid expenses and other current assets	224,347	191,291	221,286

Total current assets	2,079,879	1,927,314	2,135,348

Property, Plant and Equipment, at Cost	1,433,413	1,278,553	1,344,830
Allowance for depreciation	(731,279)	(698,902)	(715,377)

Property, plant and equipment, net	702,134	579,651	629,453

Other Assets
Goodwill	1,133,013	1,182,293	1,219,630
Other intangible assets, net of amortization	579,237	566,977	575,401
Deferred income taxes, non-current	25,872	2,237	19,771
Other	212,084	177,778	185,366

Total other assets	1,950,206	1,929,285	2,000,168

Total Assets	$4,732,219	$4,436,250	$4,764,969

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$417,730	$367,038	$500,506
Current portion of long-term debt	383,980	3,405	4,713
Accrued compensation and benefits	133,588	129,105	183,768
Accrued losses	37,123	27,581	35,290
Other accrued liabilities	258,102	255,274	277,914

Total current liabilities	1,230,523	782,403	1,002,191

Long-Term Liabilities
Long-term debt, less current maturities	1,597,553	1,737,984	1,635,260
Other long-term liabilities	569,859	609,952	702,979
Deferred income taxes	48,557	65,391	49,791

Total long-term liabilities	2,215,969	2,413,327	2,388,030

Total liabilities	3,446,492	3,195,730	3,390,221

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,583; 132,846; 132,944)	1,336	1,328	1,329
Paid-in capital	946,955	895,131	921,956
Treasury stock, at cost	(216,366)	(191,693)	(196,274)
Accumulated other comprehensive (loss)	(533,165)	(497,754)	(502,047)
Retained earnings	1,084,462	1,031,020	1,147,371

Total RPM International Inc. stockholders’ equity	1,283,222	1,238,032	1,372,335
Noncontrolling interest	2,505	2,488	2,413

Total equity	1,285,727	1,240,520	1,374,748

Total Liabilities and Stockholders’ Equity	$4,732,219	$4,436,250	$4,764,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28, 2017	February 29, 2016

Cash Flows From Operating Activities:
Net income	$55,822	$203,804
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	53,343	49,980
Amortization	33,497	33,151
Goodwill and other intangible asset impairments	193,198
Reversal of contingent consideration obligations		(14,500)
Deferred income taxes	(26,996)	(18,556)
Stock-based compensation expense	25,005	23,000
Other non-cash interest expense	7,149	7,305
Realized (gain) on sales of marketable securities	(5,338)	(5,438)
Other	136	1,994
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	190,423	179,003
(Increase) in inventory	(143,409)	(81,837)
(Increase) in prepaid expenses and other current and long-term assets	(26,698)	(13,347)
(Decrease) in accounts payable	(95,727)	(133,841)
(Decrease) in accrued compensation and benefits	(50,425)	(35,202)
Increase in accrued losses	2,247	5,948
(Decrease) increase in other accrued liabilities	(35,135)	4,696
Other	(3,613)	17,659

Cash Provided By Operating Activities	173,479	223,819

Cash Flows From Investing Activities:
Capital expenditures	(80,110)	(54,819)
Acquisition of businesses, net of cash acquired	(246,874)	(28,926)
Purchase of marketable securities	(36,418)	(21,981)
Proceeds from sales of marketable securities	36,696	18,722
Other	1,493	7,430

Cash (Used For) Investing Activities	(325,213)	(79,574)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	422,521	116,578
Reductions of long-term and short-term debt	(78,654)	(19,419)
Cash dividends	(116,680)	(107,806)
Shares of common stock repurchased and returned for taxes	(20,092)	(66,765)
Payments of acquisition-related contingent consideration	(4,206)	(2,006)
Payments for 524(g) trust	(102,500)
Other	(2,009)	(1,239)

Cash Provided By (Used For) Financing Activities	98,380	(80,657)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,002)	(17,587)

Net Change in Cash and Cash Equivalents	(54,356)	46,001

Cash and Cash Equivalents at Beginning of Period	265,152	174,711

Cash and Cash Equivalents at End of Period	$210,796	$220,712